As filed with the Securities and Exchange Commission on May 24, 2017

Registration No. 333-
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROSETTA STONE INC.
(Exact name of registrant as specified in its charter)

Delaware	43837082
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1621 North Kent Street, Suite 1200, Arlington, Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan
(Full title of the plan)

Sonia Galindo
General Counsel and Secretary
1621 North Kent Street
Suite 1200
Arlington, Virginia 22209
703-387-5800

(Name, address, and telephone number, including area code, of agent for service)

 Copy to:
Amy Bowerman Freed
Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Telephone: (212) 918-8270
Facsimile: (212) 918-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.00005 par value per share	1,900,000	$11.33	$21,527,000	$2,495.00
(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an additional number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plans as a result of stock splits, stock dividends or similar transactions.
(2) Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average high and low prices of the Common Stock on May 19, 2017, as reported on the NYSE.

EXPLANATORY NOTE

Rosetta Stone Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an additional 1,900,000 shares of its Common Stock, par value $0.00005 share (the “Additional Shares”), available for grant under the Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan (the “2009 Plan”).   The Board of Directors adopted, and on May 19, 2017, the stockholders of the Registrant approved, an amendment to the 2009 Plan to provide that the Additional Shares be available for issuance under the 2009 Plan.  Following the amendment, a total of 10,477,674 shares of Common Stock are available for issuance under the 2009 Plan (including the 8,577,674 shares previously authorized under the 2009 Plan before May 19, 2017).

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the Registrant’s following Registration Statements, except as otherwise updated or modified in this Registration Statement: Form S-8 filed with the SEC on June 12, 2015 (File Number 333-204904); Form S-8 filed with the SEC on December 17, 2014 (File Number 333-201025); Form S-8 filed with the SEC on August 9, 2013 (File Number 333-190528); Form S-8 filed with the SEC on August 8, 2012 (File Number 333-183148); Form S-8 filed with the SEC on March 30, 2012 (File Number 333-180483); Form S-8 filed with the SEC on April 28, 2009 (File Number 333-158828).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5.    Interests of Named Experts and Counsel.

Not applicable.

ITEM 8.    Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on May 24, 2017.

ROSETTA STONE INC.

By:	/s/ SONIA GALINDO
Sonia Galindo
General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Rosetta Stone Inc., hereby severally constitute and appoint Thomas M. Pierno and Sonia Galindo, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for each of us and in our name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ A. JOHN HASS	President, Chief Executive Officer and Chairman of the Board	May 24, 2017
A. John Hass	(Principal Executive Officer)

/s/ THOMAS M. PIERNO	Chief Financial Officer	May 24, 2017
Thomas M. Pierno	(Principal Financial Officer)

/s/ M. SEAN HARTFORD	Vice President, Controller and Principal Accounting Officer	May 24, 2017
M. Sean Hartford	(Principal Accounting Officer)

/s/ LAURENCE FRANKLIN	Director	May 24, 2017
Laurence Franklin

/s/ PATRICK W. GROSS	Director	May 24, 2017
Patrick W. Gross

/s/ DAVID NIERENBERG	Director	May 24, 2017
David Nierenberg

/s/ CAROLINE J. TSAY	Director	May 24, 2017
Caroline J. Tsay

/s/ STEVEN P. YANKOVICH	Director	May 24, 2017
Steven P. Yankovich

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1
Second Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-153632) filed on February 23, 2009).

3.2	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 filed with the Company's Current Report on Form 8-K filed on November 22, 2016).
4.1
Specimen certificate evidencing shares of Common Stock of the Company (incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-153632) filed on February 23, 2009).

5.1*	Opinion of Hogan Lovells US LLP regarding legality of securities being registered
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Counsel (contained in Exhibit 5.1)
24.1*	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan

*     Filed herewith